As filed with the Securities and Exchange Commission on July 22, 1998
                                                      Registration No. 333-49883


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                               AMENDMENT NO. 3 TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                          AMERICAN PACIFIC CORPORATION
             (Exact name of Registrant as specified in its charter)


                DELAWARE                                      2819                                     59-6490478
      (State or other jurisdiction          (Primary Standard Industrial Classification             (I.R.S. Employer
    of incorporation or organization)                     Code Number)                             Identification No.)

                          AMERICAN PACIFIC CORPORATION
                           3770 HOWARD HUGHES PARKWAY
                                    SUITE 300
                             LAS VEGAS, NEVADA 89109
                                 (702) 735-2200
   (Address and telephone number of registrant's principal executive offices)

                      ------------------------------------


                                  DAVID N. KEYS
                             CHIEF FINANCIAL OFFICER
                          AMERICAN PACIFIC CORPORATION
                           3770 HOWARD HUGHES PARKWAY
                                    SUITE 300
                             LAS VEGAS, NEVADA 89109
                                 (702) 735-2200
    (Name, address and telephone number of agent for service for registrant)

                      ------------------------------------

                                    Copy to:

                           VICTOR M. ROSENZWEIG, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200

                      ------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                      ------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS (Subject to Completion)

DATED  JULY 22, 1998


                                OFFER TO EXCHANGE
                          9 1/4% SENIOR NOTES DUE 2005
                                       FOR
                                 ALL OUTSTANDING
                          9 1/4% SENIOR NOTES DUE 2005
              ($75,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

                                       OF

                          AMERICAN PACIFIC CORPORATION


                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                     ON __________ __, 1998, UNLESS EXTENDED


                                 --------------


         SEE "RISK FACTORS" AT PAGE 11 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.


                                 --------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                                 --------------


                 THE DATE OF THIS PROSPECTUS IS _________, 1998

                                                        (Continued on next page)

(Cover page continued)

         American Pacific Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Exchange Offer"), to exchange $1,000 principal amount of its 9 1/4% Senior Notes Due 2005 (the "New Notes") for each $1,000 principal amount of its outstanding 9 1/4% Senior Notes Due 2005 (the "Old Notes"). The offer and sale of the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement of which this Prospectus constitutes a part. As of the date of this Prospectus, $75.0 million aggregate principal amount of the Old Notes was outstanding. The Exchange Offer is being made pursuant to the terms of the Registration Rights Agreement (the "Registration Rights Agreement") dated March 12, 1998, by and between the Company and Credit Suisse First Boston Corporation as Initial Purchaser (the "Initial Purchaser") under the terms of a Purchase Agreement dated March 6, 1998, by and between the Company and the Initial Purchaser. The New Notes and the Old Notes are referred to herein collectively as the "Notes." As used herein, the term "Holder" means a holder of Notes.

         THE NOTES ARE SENIOR UNSECURED OBLIGATIONS OF THE COMPANY AND RANK PARI PASSU IN RIGHT OF PAYMENT WITH ALL EXISTING AND FUTURE UNSUBORDINATED, UNSECURED INDEBTEDNESS OF THE COMPANY. THE COMPANY IS A HOLDING COMPANY THAT DERIVES ALL OF ITS OPERATING INCOME AND CASH FLOW FROM ITS SUBSIDIARIES. GENERALLY, CLAIMS OF CREDITORS OF A SUBSIDIARY, INCLUDING TRADE CREDITORS, SECURED CREDITORS AND CREDITORS HOLDING INDEBTEDNESS AND GUARANTEES ISSUED BY SUCH SUBSIDIARY, AND CLAIMS OF PREFERRED STOCKHOLDERS (IF ANY) OF SUCH SUBSIDIARY, WILL HAVE PRIORITY IN THE ASSETS AND EARNINGS OF SUCH SUBSIDIARY OVER THE CLAIMS OF CREDITORS OF ITS PARENT COMPANY, EXCEPT TO THE EXTENT THAT CLAIMS OF CREDITORS OF THE PARENT COMPANY ARE GUARANTEED BY SUCH SUBSIDIARY. THE NOTES, THEREFORE, WILL BE EFFECTIVELY SUBORDINATED TO CREDITORS (INCLUDING TRADE CREDITORS) AND PREFERRED STOCKHOLDERS (IF ANY) OF THE DIRECT AND INDIRECT SUBSIDIARIES OF THE COMPANY. AS OF APRIL 30, 1998, THE TOTAL LIABILITIES OF THE COMPANY'S SUBSIDIARIES WERE APPROXIMATELY $3.7 MILLION.

         The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be __________ __, 1998 [20 BUSINESS DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER], unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any aggregate minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions, which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered only in denominations of $1,000 aggregate principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

         Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

         The Old Notes were issued in a private placement (the "March Offering") under an indenture (the "Indenture"), dated as of March 1, 1998, by and among the Company and United States Trust Company of New York (in such capacity, the "Trustee"). The New Notes will be obligations of the Company and are entitled to the benefits of the Indenture. The net proceeds of the March Offering were used primarily in connection with the acquisition (the "Acquisition") from Kerr-McGee Chemical Corporation ("Kerr-McGee") of certain intangible assets and rights related to the production of ammonium perchlorate ("AP") and the repurchase of the Company's outstanding 11% Subordinated Secured Term Notes due 2002 (the "Azide Notes").

         The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the offer and sale of the New Notes have been registered under the Securities Act. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the offer and sale of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Registration Rights Agreement. See "The Exchange Offer."

         The Notes will mature on March 1, 2005. Interest on the Notes will be paid in cash at a rate of 9 1/4% per annum on each March 1 and September 1, commencing September 1, 1998.

         The Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, on or after March 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, upon a Change of Control (as hereinafter defined), the Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount plus accrued interest. See "Description the New Notes -- Change of Control."

         Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes who tender in the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely upon the position of the staff of the Commission enunciated in the above-referenced no-action letters, and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Holders of Old Notes wishing to participate in the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met.

         Each broker-dealer (other than an "affiliate" of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         The New Notes constitute a new issue of securities with no established trading market. The Old Notes are eligible for trading in The Portalsm Market, a subsidiary of The Nasdaq Stock Market, Inc. ("Nasdaq"). The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Initial Purchaser that, following completion of the Exchange Offer, it currently intends to make a market in the New Notes; however, the Initial Purchaser is not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time. The Initial Purchaser may act as principal or agent in such transactions. There can be no assurance that an active trading market for the New Notes will develop. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected.

         This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of Old Notes as of ________________ ___, 1998.

         The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Exchange Agent (as defined in "Summary of the Terms of the Exchange Offer"). This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the New Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.


                                TABLE OF CONTENTS


                                                   PAGE                                                     PAGE

AVAILABLE INFORMATION.................................1   MATERIAL CHANGES....................................25
INCORPORATION OF CERTAIN                                  DESCRIPTION OF THE NEW NOTES........................27
 DOCUMENTS BY REFERENCE...............................2   UNITED STATES FEDERAL INCOME TAX
PROSPECTUS SUMMARY....................................3     CONSIDERATIONS....................................54
RISK FACTORS.........................................12   PLAN OF DISTRIBUTION................................55
THE EXCHANGE OFFER...................................18   LEGAL MATTERS.......................................55
USE OF PROCEEDS......................................24   EXPERTS.............................................56


                           ---------------------------


                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered in the Exchange Offer. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to the Company and the New Notes offered in the Exchange Offer, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549. In addition, registration statements and other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Indenture requires the Company to file with the Commission, and to provide to the Trustee and each Holder without cost, the annual and other reports required by Sections 13 and 15(d) of the Exchange Act, regardless of whether such Sections are applicable to the Company.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, as amended by Form 10-K/A (Amendment No. 1), 10-K/A (Amendment No. 2), 10-K/A (Amendment No. 3) and 10-K/A (Amendment No. 4) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997 and March 31, 1998, each as amended by a Form 10-Q/A (Amendment No. 1), Form 10-Q/A (Amendment No. 2) and Form 10-Q/A (Amendment No. 3), Current Report on Form 8-K filed on October 15, 1997, as amended by Form 8-K/A filed on July 22, 1998, Current Report on Form 8-K filed on February 20, 1998, Current Report on Form 8-K filed on March 3, 1998, as amended by Form 8-K/A (Amendment No. 1) filed on June 15, 1998 and Form 8-K/A (Amendment No. 2) filed on July 22, 1998, and Current Report on Form 8-K filed on March 27, 1998, as amended by Form 8-K/A filed on July 10, 1998, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents subsequently filed by the Company prior to the termination of this Exchange Offer pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act are incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to American Pacific Corporation, 3770 Howard Hughes Parkway, Suite 300, Las Vegas, Nevada 89109, Attention: Chief Financial Officer. Oral requests should be directed to such individual (telephone number (702) 735-2200).

                            ------------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM AMERICAN PACIFIC CORPORATION, 3770 HOWARD HUGHES PARKWAY, SUITE 300, LAS VEGAS, NEVADA 89109, ATTENTION: CHIEF FINANCIAL OFFICER, (702) 735-2200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ________, 1998 [FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE].

                            ------------------------

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this Prospectus, including, without limitation, statements regarding industry prospects, the Company's prospects and the Company's financial position, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations (the "Cautionary Statements") are disclosed in this Prospectus, including, without limitation, those factors described under "Risk Factors." All subsequent written and oral forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information included elsewhere and incorporated by reference in this Prospectus. Unless the context otherwise requires, as used in this
Prospectus: the term "Company" means American Pacific Corporation and its subsidiaries; the terms "fiscal" and "fiscal year" refer to the Company's fiscal years ended September 30, 1993, 1994, 1995, 1996, 1997 and 1998; and the term "year" refers to a calendar year.


                                   THE COMPANY

         The Company's principal business is the production of AP, which is used as an oxidizing agent in composite solid propellants for rockets, booster motors and missiles. AP is employed in the Space Shuttle, the U.S. military's Titan missile, the Delta family of commercial rockets and most other solid fuel rocket motors. AP customers include contractors of the National Aeronautics and Space Administration ("NASA"), the United States Department of Defense ("DOD") and certain commercial rocket programs used to launch satellites for communication, navigation, intelligence gathering, space exploration, weather forecasting and environmental monitoring. The percentage of Company sales attributable to perchlorate operations was 75%, 51% and 52% during the 1995, 1996 and 1997 fiscal years, respectively.

         The Company also produces a variety of other specialty chemicals and environmental protection equipment for niche applications, including: (i) sodium azide, used in the inflation of automotive airbags; (ii) Halotron(R) products, used to extinguish fires; and (iii) water treatment equipment, used to disinfect effluents from sewage treatment and industrial facilities and for the treatment of seawater. In addition, the Company has interests in two real estate assets in the Las Vegas, Nevada area, consisting of approximately 100 acres of undeveloped land in an industrial park and a 50% interest in a master-planned residential community on approximately 320 acres.

                               RECENT DEVELOPMENTS

         On March 12, 1998, the Company sold $75.0 million of the Old Notes in the March Offering. Of the net proceeds of the March Offering, $39.0 million was used in connection with the Acquisition, approximately $28.2 million was used to repurchase the Azide Notes and the balance was and will be used for general corporate purposes. The March Offering, the Acquisition and the repurchase of the Azide Notes are referred to herein collectively as the "Transactions."


         The intangible assets and rights acquired from Kerr-McGee in the Acquisition were acquired pursuant to an Asset Purchase Agreement dated October 10, 1997 (the "Purchase Agreement"). The Kerr-McGee AP production facility was not purchased by the Company; however, under the Purchase Agreement Kerr-McGee ceased manufacturing AP at this facility, except to the limited extent permitted by the Purchase Agreement. See "Material Changes--The Kerr-McGee Acquisition." Upon consummation of the Acquisition, the Company effectively became the sole North American producer of AP.


         The Company's principal executive offices are located at 3770 Howard Hughes Parkway, Suite 300, Las Vegas, Nevada 89109 and its phone number is (702) 735-2200.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information presented below for fiscal years 1993, 1994, 1995, 1996 and 1997 has been derived from the audited consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors for the Company and its subsidiaries. The consolidated financial information for the six months ended March 31, 1997 and 1998 and as of March 31, 1998 has been derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared by the Company on a basis consistent with the audited financial statements and include, in the opinion of the Company, all normal recurring adjustments necessary for a fair presentation of the information. Operating results for the six months ended March 31, 1998 are not necessarily indicative of the results that will be achieved for future periods, including for the fiscal year ending September 30, 1998. The selected consolidated financial information should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this Prospectus.

                                                                                         SIX MONTHS
                                                                                           ENDED
                                              YEARS ENDED SEPTEMBER 30,                   MARCH 31,
                                     -------------------------------------------       --------------
                                     1993      1994      1995     1996      1997       1997      1998
                                     ----      ----      ----     ----      ----       ----      ----
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales and operating revenues......  $37,441   $42,280  $39,250   $42,381   $44,050   $17,778    $25,387
Surcharge revenues (a)............   19,774     8,913       --        --        --       --          --
                                    -------   -------  -------   -------   -------   ------     -------
Total sales and operating revenues   57,215    51,193   39,250    42,381    44,050   17,778      25,387
Cost of sales.....................   24,612    26,317   29,861    32,579    36,420   15,108      17,235
                                    -------   -------  -------   -------   -------   ------     -------
Gross profit......................   32,603    24,876    9,389     9,802     7,630    2,670       8,152
Operating expenses................   11,931    12,522   11,210     9,367     9,509    4,632       4,430
Impairment charge (b).............       --    39,401       --        --    52,605       --          --
Employee separation and management
   reorganization costs (c).......       --        --      226        --     3,616       --          --
Operating income (loss)...........   20,672   (27,047)  (2,047)       435  (58,000)  (1,962)      3,722
Equity in earnings of real estate
   venture........................       --        --       --       700       200      100         300

Extraordinary loss...............                                                                 5,105
Net income (loss).................   10,435   (19,337)  (1,536)     (211)  (48,685)  (1,579)     (2,446)

Basic Net Income (Loss) Per
   Share (d)                          $1.29    ($2.38)   ($.19)    ($.03)   ($6.01)   ($.19)      ($.30)
Diluted Net Income (Loss)
   Per Share (d)                      $1.26    ($2.38)   ($.19)    ($.03)   ($6.01)   ($.19)      ($.30)
OTHER DATA:
Depreciation and amortization.....   11,365     7,679    5,883     7,810     7,685    3,387       1,525
Capital expenditures..............   47,865     9,218    4,462     3,248     1,557    1,301       1,648
Ratio of earnings to
   fixed charges (e)                   1.85      (f)      (f)       (f)       (f)      (f)         2.22

                                                   AT SEPTEMBER 30,                               AT
                                                  ------------------                           MARCH 31,
                                     1993      1994      1995     1996      1997                 1998
                                   --------  --------  -------- --------  ------             -----------
BALANCE SHEET DATA:
Cash (including restricted cash).. $ 50,005  $ 24,468  $ 28,283 $ 23,470   $22,461             $ 19,029
Total assets......................  231,138   154,922  157,789   150,019    90,081              130,128
Total debt........................   89,681    42,680   42,554    36,786    31,066               76,168
 Shareholders' equity.............  114,253    95,846   94,251    94,156    45,551               43,704

---------------
(a) Reflects revenues from surcharges imposed on Thiokol Corporation ("Thiokol") under certain agreements for the purchase of AP.
(b) During the fourth quarter of fiscal 1997, the Company concluded that the cash flows associated with sodium azide operations would not be sufficient to recover the Company's investment in sodium azide related fixed assets, and, accordingly, a non-cash impairment charge of $52.6 million was recognized in such quarter. During fiscal 1994, the Company recognized an impairment charge of $39.4 million relating to its perchlorate manufacturing facility.
(c) During the third quarter of fiscal 1995 and the fourth quarter of fiscal 1997, the Company recognized charges of $0.2 million and $3.6 million, respectively, to account for the costs associated with employee separations and management reorganizations.

(d) During the first quarter of fiscal 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share." SFAS No. 128 requires the presentation of basic net income (loss) per share and diluted net income (loss) per share. Basic per share amounts are computed by dividing net income (loss) by average shares outstanding during the period. Diluted per share amounts are computed by dividing net income (loss) by average shares outstanding plus the dilutive effect of common share equivalents. All prior periods presented have been restated to conform with the requirements of SFAS No. 128.
(e) The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest expense, amortization of debt expense and discount or premium related to indebtedness, capitalized interest and such portion of rental expense, as can be demonstrated to be representative of the interest factor in a particular case.
(f) The ratios for the fiscal years ended September 30, 1994, 1995, 1996 and 1997 and the six months ended March 31, 1997 have been omitted because the earnings were not sufficient to cover fixed charges. The deficiencies were $33.3 million, $5.4 million, $1.7 million and $60.9 million for the fiscal years ended September 30, 1994, 1995, 1996 and 1997, respectively, and $3.5 million for the six months ended March 31, 1997.


                                      CERTAIN PRO FORMA FINANCIAL INFORMATION


    The following pro forma financial information gives effect to the issuance of the Old Notes , repurchase of the Azide Notes and amortization of costs associated with the Acquisition.


                                                                 Year Ended             Six Months
                                                             September 30, 1997    Ended March 31, 1998
                                                           ---------------------------------------------

Net income (loss) before extraordinary item as reported         $ (48,685)             $   2,559

Add:  Azide Notes interest expense (including amortization
      of debt issue costs)                                          2,001                  1,639
Deduct:
      Incremental interest expense on Notes                        (6,937)                (3,103)
      Amortization of debt issue costs of Notes(a)                   (500)                  (250)
      Amortization of Acquisition costs(a)                         (4,000)                (2,000)
                                                               -----------          ------------

Pro forma net loss before extraordinary item                   $  (58,121)           $      (655)
                                                               ===========           ============

Pro forma diluted loss per share                               $    (7.17)           $      (.08)
                                                               ===========           ============

 Pro forma ratio of earnings to fixed charges (b)                      (c)                    (c)
                                                               ===========           ============

a) Amortization of Acquisition costs consists principally of the amortization of an intangible asset acquired in the Acquisition in the amount of $39.0 million over a ten-year period. The Old Notes were issued in the principal amount of $75.0 million and bear interest at a rate of 9.25% per annum. Debt issue costs are estimated to amount to between $3.0 and $3.5 million and are amortized over the life of the Old Notes, or seven years.

(b) The pro forma ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest expense, amortization of debt expense and discount or premium related to indebtedness, capitalized interest and such portion of rental expense, as can be demonstrated to be representative of the interest factor in a particular case.

(c) The pro forma ratio of earnings to fixed charges for the fiscal year ended September 30, 1997 and for the six months ended March 31, 1998 were omitted because the earnings were not sufficient to cover fixed charges. The deficiencies were $60.3 million and $.7 million, respectively.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer.................Pursuant  to the  Exchange  Offer,  New Notes
                                   will be issued in exchange for outstanding Old Notes validly tendered and not withdrawn. The aggregate principal amount of the New Notes will be equal to that of the Old Notes and will be issued in denominations of $1,000 in principal amount and any integral multiple of $1,000 in excess thereof. The Company will issue New Notes to tendering Holders of Old Notes as promptly as practicable after the Expiration Date.

Resale   ..........................Based on an  interpretation  by the  staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than broker-dealers, as set forth below, and any such Holder that is an "affiliate," within the meaning of Rule 405 under the Securities Act, of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be issued in the Exchange Offer. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such Holder incurring liabilities under the Securities Act for which the Holder is not indemnified by the Company.

                                   The Exchange Offer is not being made to, nor will the Company accept surrenders for exchanges from, Holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration Date....................5:00 p.m., New York City time, on _______ __,
                                   1998 [20 BUSINESS DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER], unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. Any extension, if made, will be publicly announced through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

Conditions to the
  Exchange Offer...................The  Exchange  Offer is  subject  to  certain conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions to the Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

Procedures for Tendering
  Old Notes........................Each  Holder of Old Notes  wishing  to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or a facsimile thereof, together with the Old Notes to be exchanged and any other required documentation to United States Trust Company of New York, as Exchange Agent (the "Exchange Agent"), at the address set forth herein and therein. By executing a Letter of Transmittal, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

Special Procedures for
  Beneficial Owners................Any  beneficial  owner  whose  Old  Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery Procedures.....Holders of Old Notes who wish to tender  such
                                   Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering."

Acceptance of Old Notes and
  Delivery of New Notes............Subject to certain  conditions  (as described more fully in "The Exchange Offer -- Conditions to the Exchange Offer"), the Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights..................Subject to the  conditions  set forth herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

United States Federal Income Tax
  Considerations...................In the  opinion  of Olshan  Grundman  Frome &
                                   Rosenzweig LLP, counsel to the Company, the exchange pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. Each New Note will be treated as having been originally issued at the time the Old Note exchanged therefor was originally issued. See "United States Federal Income Tax Considerations."

Exchange Agent.....................United States Trust Company of New York,  the
                                   Trustee under the Indenture, is serving as Exchange Agent in connection with the Exchange Offer. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (800) 548-6565 and the facsimile number for the Exchange Agent is (212) 780-0592.


See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

         The Exchange Offer applies to $75.0 million aggregate principal amount of Old Notes. The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes, except that the offer and sale of the New Notes will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof. Upon consummation of the Exchange Offer, none of the Notes will be entitled to registration rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. See "Description of the New Notes."

Securities Offered.................$75.0 million aggregate principal amount of 9
                                   1/4% Senior Notes Due 2005.

Maturity Date......................March 1, 2005

Interest Payment Dates.............March  1  and   September  1  of  each  year,
                                   commencing September 1, 1998.

Optional Redemption................The Notes may be  redeemed  at the  option of the Company, in whole or in part, at any time on or after March 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Description of the New Notes -- Optional Redemption."

Excess Cash Purchase Offer.........Within  90 days  of the  end of  each  fiscal year, the Company will be required to make an Excess Cash Purchase Offer to purchase the maximum principal amount of Notes that may be purchased with 50% of the Excess Cash Flow in respect of the year then ended, at an offer price equal to 102% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to the date of purchase; provided, however, that the Company will not be required to make an Excess Cash Purchase Offer unless and until Excess Cash Flow exceeds $1.0 million. See "Description of the New Notes--Certain Covenants--Excess Cash Purchase Offer."

Change of Control..................Upon a  Change  of  Control  and  subject  to certain conditions, each Holder will have the right to require the Company to repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the New Notes--Change of Control."

Ranking  ..........................The Notes are senior unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future unsubordinated, unsecured indebtedness of the Company and rank senior in right of payment to all future subordinated indebtedness of the Company. As of December 31, 1997, after giving pro forma effect to the Transactions, the Company would have had outstanding approximately $76.2 million of senior indebtedness. See
                                   "Description of the New Notes--Ranking" and "Prospectus Summary--Selected Consolidated
                                   Financial Information."

Restrictive Covenants..............The  Indenture   contains  certain  covenants
                                   which, among other things, limit (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined in "Description of the New Notes--Certain Definitions"), (ii) the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) certain investments, (iv) certain transactions with affiliates, (v) certain liens and sale and leaseback transactions, (vi) sales of assets and (vii) certain consolidations and mergers. The Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the New Notes--Certain Covenants."

                                  RISK FACTORS

         In addition to the other information set forth in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before exchanging Old Notes for New Notes.

DEPENDENCE ON THE CONTINUED OPERATION OF THE SPACE SHUTTLE AND CONTINUED USE OF SOLID FUEL ROCKETS

         The percentage of the Company's sales attributable to perchlorate operations (principally AP production) was 75%, 51% and 52% during the 1995, 1996 and 1997 fiscal years, respectively. In recent years, the Space Shuttle program has accounted for approximately 40% to 70% of North American AP market demand. Accordingly, the Company's AP business is highly dependent on the continued operation of the Space Shuttle and the Shuttle's continued use of solid fuel booster rockets. From January 1986 to September 1988, all missions aboard the Space Shuttle were suspended pending the redesign of certain of its subcomponents that contributed to the loss of the Space Shuttle Challenger. In addition, the Space Shuttle fleet was temporarily grounded in 1990 as a result of a hydrogen leak from the Space Shuttle's main engine system and again during July and August 1995 to implement a design change to prevent future hot-gas damage to the Space Shuttle's O-ring seal in the nozzle of its solid fuel boosters. In addition, NASA is seeking to develop a fly-back booster rocket for use with the Space Shuttle and an alternative manned reusable launch vehicle (the X-33), which would replace the Space Shuttle at least for certain flights. Both of these programs would use liquid fuel, which does not require AP as an oxidizer. Any interruption or curtailment of Space Shuttle missions for any reason (including accidents) or any reduction or elimination of solid fuel rocket boosters for any reason (including technological obsolescence) would have a material adverse effect on the Company's financial condition and results of operations.

NET LOSSES

         The Company had net losses of approximately $1.5 million, $1.1 million and $58.8 million (inclusive of a non- cash-impairment charge of $52.6 million) for the fiscal years 1995, 1996 and 1997, respectively. Continued net losses in the future could impair the Company's ability to meet its obligations on the Notes.

EARNINGS INSUFFICIENT TO COVER FIXED CHARGES; UNCERTAINTY AS TO CHANGE OF CONTROL EVENT

         The Company's earnings were less than its fixed charges by approximately $5.4 million, $1.7 million and $60.9 million (after giving effect to a non-cash impairment charge of $52.6 million for fiscal years 1995, 1996 and 1997, respectively. If such deficiencies were to continue in the future, the Company's ability to meed its obligations on the Notes could be adversely affected. The Company's fixed charges on a pro forma basis, giving effect to issuance of the Old Notes and repurchase of the Azide Notes, are approximately $635,000 per month.

         Upon a Change of Control and subject to certain conditions, each Holder will have the right to require the Company to repurchase such Holder's Notes. The definition of Change of Control includes the sale by the Company of "all or substantially all the assets of the Company" to another person or entity. Upon advice of Counsel, the Company believes that such phrase does not have an established meaning under applicable law. Accordingly, were a sale of assets to occur and a dispute to arise as to whether such sale constituted a sale of "all or substantially all the assets of the Company," the Holders or the Trustee on behalf of the Holders might be required to commence an action to resolve such dispute, which could delay substantially any such repurchase.

RISKS   INHERENT  IN   GOVERNMENT   CONTRACTS;   DEPENDENCE   ON   CONGRESSIONAL
APPROPRIATIONS

         Prospective purchasers of AP depend for revenue and profit upon their principal customers, which are NASA, DOD and similar agencies of foreign countries. Demand for the products and services produced by purchasers of AP is affected by several factors, including the success or failure of ongoing programs, the availability of adequate funding for ongoing and contemplated programs and societal attitudes toward space exploration, weapons production and the environment. The contracts of the Company's customers with NASA and DOD may be terminated by such agencies at any time "for convenience," which would include failure to receive sufficient funds from Congress. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take more than one year. No assurance can be given that Congress will continue to fund NASA and DOD programs at levels that will permit Space Shuttle missions and such DOD programs to continue on their current schedules or that Congress will appropriate the funds necessary for NASA and DOD to fulfill their obligations under relevant contracts with the Company's customers. Any substantial reduction in Congressional funding for Space Shuttle missions or such DOD programs would have a material adverse effect on the Company's financial condition and results of operations.

         As a supplier to United States government projects, the Company has been and may continue to be subject to audit and review by the government of the negotiation and performance of, and of the accounting and general practices relating to, government contracts. Most of the Company's contracts for the sale of AP are in whole or in part subject to the Federal Acquisition Regulations. The Company's AP costs are audited by its customers and by government audit agencies such as the United States Defense Contract Audit Agency. The Company's costs and prices under such contracts may be subject to adjustment based upon the results of such audits. To date, such audits have not had a material effect on the Company's results of operations or financial position or resulted in material adjustments.

LIMITED CUSTOMER BASE; ABSENCE OF ASSURED PURCHASE VOLUMES

         Prospective purchasers of AP are primarily contractors in programs of NASA and DOD. As a practical matter, the specialized nature of the activities of these contractors restricts entry by others into competition with them. Therefore, there are relatively few potential customers for AP, and individual AP customers typically account for a significant portion of the Company's revenues. Thiokol accounted for approximately 71%, 47% and 35% of the Company's revenues during fiscal 1995, 1996 and 1997, respectively. Alliant Techsystems, Inc. ("Alliant") accounted for approximately 10% of the Company's revenues during the fiscal year ended September 30, 1997. For the fiscal year ended September 30, 1997, on a pro forma basis after giving effect to the Acquisition, Thiokol and Alliant would have accounted for approximately 30% and 19%, respectively, of the Company's pro forma revenues. The loss of either customer would have a material adverse effect on the Company. Although the Company has entered into long-term pricing agreements with Thiokol and Alliant, Alliant is not obligated to purchase its AP requirements from the Company, and the Company does not have agreements with any of its customers providing for any minimum purchases of AP.

         The Company's prospective customers in its sodium azide business are also limited. There are at present only two major suppliers of azide-based airbag systems to the United States automotive industry, Autoliv ASP, Inc., formerly Morton International Safety Products ("Autoliv") and TRW Vehicle Safety Systems, Inc. ("TRW"). Autoliv or its predecessor accounted for 9%, 22% and 27% of the Company's revenues in fiscal 1995, 1996 and 1997, respectively. TRW obtains substantially all of its sodium azide from competitors of the Company.

DEPENDENCE ON SINGLE FACILITY

         The Company has one operating facility located in Iron County, Utah. The loss or shutdown of operations over an extended period of time at such facility would have a material adverse effect on the Company. The Company's operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of products and wastes, including explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks, such as required remediation of contamination. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in the suspension of operations and the imposition of civil or criminal penalties. The Company maintains property, business interruption and casualty insurance at levels which it believes are in accordance with customary industry practice, but there can be no assurance that the Company will not incur losses beyond the limits or outside the coverage of its insurance. See "-- Environmental Regulation and Risks."

         On May 4, 1988, the former manufacturing and office facilities of the Company in Henderson, Nevada were destroyed by a series of massive explosions and associated fires (the "May 1988 Incident"). Extensive property damage occurred both at the Company's facilities and in adjacent areas, the principal damage occurring within a three-mile radius of the facilities. Production of AP, the Company's principal business, ceased for a 15-month period. Significant interruptions also occurred in the Company's other businesses, which occupied the same or adjacent sites. While the Company's current facility is designed to site particular components of the manufacturing process in discrete areas of the facility and incorporates modern equipment and materials-handling systems designed, constructed and operated in accordance with the operating and safety requirements of the Company's customers, insurance carriers and governmental authorities, there can be no assurance that another incident could not interrupt some or all of the activities carried on at the Company's current manufacturing site. See "--Safety Considerations."

SAFETY CONSIDERATIONS

         AP,  in the  particle  sizes  and  chemical  purities  produced  by the
Company,  is  categorized  for  transportation  purposes  by the  United  States
Department of Transportation as a Class IV oxidizer. This classification indicates that the Department of Transportation considers AP to be non-explosive, non-flammable and non-toxic. The Company's AP manufacturing plant was constructed in a manner intended to minimize, to the extent of known technologies and safety measures, the combination of AP with other materials in a manner that could result in explosions or combustion. However, no assurance can be given that the Company's safety precautions will be effective in preventing explosions, fires and other such events from occurring. On July 30, 1997, an explosion and fire occurred at the Company's AP production facility in Iron County, Utah. Although damage to the Company's property was confined to a relatively small area, the incident resulted in the death of one employee and injured three others, one seriously. As a result of this incident, the Utah Occupational Safety and Health Division of the Utah Labor Commission cited the Company for violation of certain applicable Utah safety regulations in connection with the handling of AP and assessed fines totalling $5,250. Although the Company has taken steps to improve safety measures and training in response to this incident, there can be no assurance that such measures will be effective in preventing other such events in the future.

         Sodium azide is flammable and has exhibited toxicity in laboratory animal tests. The Company's method of production is intended to limit the quantity of sodium azide in process at any one time and to utilize known safety measures in an effort to lessen attendant risks. In late 1992, a fire occurred in a sodium azide reactor vessel at the Company's facility during start-up and testing of the reactor vessel. In addition, fires are reported to have affected production at a competitor's facility in the past. There can be no assurance that a fire or other incident will not occur at the Company's sodium azide production facility in the future.

         The Company believes that exposure to sodium azide after an airbag is installed in an automobile is highly unlikely because of the way in which sodium azide is used in the airbag and the housing in which it is encased. However, the Company understands that claims have been asserted by automobile drivers and passengers that they have suffered hand burns from heated gas and facial abrasions from airbag fabric after an airbag's deployment, although no such claims have been asserted against the Company.

DECLINE IN MARKET FOR SODIUM AZIDE

         Sodium azide prices have decreased significantly over the past several years from approximately $7.00 per pound in 1994 to between $4.50 and $5.00 per pound currently. The Company believes this price erosion is the result of a highly competitive market environment with competing technologies reducing the use of sodium azide. The Company has incurred operating losses in its sodium azide operations during the last three fiscal years totalling $8.1 million, $3.7 million and $54.8 million (including a non-cash impairment charge of $52.6 million) for fiscal years 1995, 1996 and 1997, respectively. The Company expects demand for sodium azide to decline as sodium azide use in inflators for airbags is substantially reduced and ultimately discontinued. Based on the uncertainties of the sodium azide market and the Company's view of the economics thereof, the Company concluded that cash flows associated with sodium azide operations would not be sufficient to recover the Company's investment in its sodium azide related fixed assets. Accordingly, the Company recognized an impairment charge of $52.6 million with respect to those assets in the fourth quarter of fiscal 1997.

RISKS RELATED TO REAL ESTATE ACTIVITIES

         The Company's real estate activities are dependent upon the Las Vegas commercial, industrial and residential real estate markets. Reduced demand from changes in local economic conditions or otherwise in those markets could adversely affect the Company's ability to develop its properties. Interest rate fluctuations affecting the availability and the cost of financing could also affect the Company's ability to develop real property if they impede the ability of prospective purchasers to obtain financing for those purchases. The Company is also dependent upon the efforts of the managing partner of Gibson Ranch Limited Liability Company, the developer of the Ventana Canyon project in which the Company has an interest. In addition, environmental matters affecting the property, such as those discussed under "--Environmental Regulation and Risks," below, could have a negative impact on sales or costs.

SUBSTANTIAL LEVERAGE AND ABILITY TO REPAY THE NOTES

         The Company is highly leveraged. As of April 30, 1998, the Company had outstanding indebtedness of approximately $76.2 million. Although the Indenture limits the incurrence of additional indebtedness by the Company, under certain circumstances the amount of such indebtedness could be substantial. See "Description of the New Notes--Certain Covenants."

         The Company's leverage could have important consequences to the holders of the Notes, including but not limited to the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, including its operations and future business opportunities; (iii) the Company's flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited by its leveraged position and the covenants contained in its debt instruments, thus putting the Company at a competitive disadvantage; and (iv) the Company may be more vulnerable to a downturn in general economic conditions or in its business.

         During fiscal 1997, the Company's earnings were insufficient to cover its fixed charges by $60.9 million. Even after eliminating the non-cash impairment charge included in such period, the Company would still have had a deficiency. The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness, including the Notes, will depend on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control, including those described under "--Dependence on the Continued Operation of the Space Shuttle and Continued Use of Solid Fuel Rockets," "--Risks Inherent in Government Contracts; Dependence on Congressional Appropriations," "--Limited Customer Base; Absence of Assured Purchase Volumes," "--Dependence on Single Facility" and "--Safety Considerations." There can be no assurance that the Company will maintain a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness (including the Notes).

         If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital or restructure or refinance its debt (including the Notes). There can be no assurance that such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. There can be no assurance as to the ability of the Company to consummate such sales or the proceeds which the Company could realize therefrom or that such proceeds would be adequate to meet the obligations then due.

         In the event that the Company is unable to generate sufficient cash flow and the Company is otherwise unable to obtain funds necessary to meet
required  payments  of  principal,   premium,   if  any,  and  interest  on  its
indebtedness, or if the Company otherwise fails to comply with the various covenants in the instruments governing such indebtedness (including covenants in the Indenture), the Company could be in default under the terms of the agreements governing such indebtedness, including the Indenture. In the event of such default, the holders of such indebtedness could elect to declare all indebtedness thereunder to be due and payable together with accrued and unpaid interest and the Company could be forced into bankruptcy or liquidation. Any default under the agreements governing the indebtedness of the Company could have a significant adverse effect on the Company's ability to pay principal, premium, if any, and interest on the Notes and on the market value of the Notes. See "Description of the New Notes--Defaults."

REPURCHASE OBLIGATION WITH RESPECT TO WARRANTS

         On December 31, 1999, the holders of certain warrants (the "Warrants") issued by the Company to the purchasers of the Azide Notes have the right to put to the Company up to one-third of the Warrants at a price determined by the difference between the exercise price of the Warrants and a price obtained by multiplying the Company's fully diluted earnings per share by a multiple of 11, up to a maximum of $5.0 million of cost to the Company. If these rights are exercised, the Company will be required to make a payment of up to $5.0 million in respect thereof, which payment if made could impair the Company's ability to meet its obligations on the Notes.

The Warrants are exercisable at an exercise price of $14.00 per share and expire on December 31, 2003. The maximum number of shares purchasable upon exercise of the Warrants is 2,857,000 shares.

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION; DEPENDENCE UPON SUBSIDIARY DISTRIBUTIONS

         The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries. Generally, claims of creditors of a subsidiary, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiary, and claims of preferred stockholders (if any) of such subsidiary, will have priority in the assets and earnings of such subsidiary over the claims of creditors of its parent company, except to the extent that claims of creditors of the parent company are guaranteed by such subsidiary. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the direct and indirect subsidiaries of the Company. As of December 31, 1997, after giving pro forma effect to the Transactions, the total liabilities of the Company's subsidiaries would have been approximately $4.4 million. Although the Indenture limits the incurrence of indebtedness and issuance of preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered "Indebtedness" or "Preferred Stock" under the Indenture. See "Description of the New Notes--Certain Covenants--Limitation on Indebtedness." In addition, the ability of the Company's subsidiaries to pay dividends and make other payments to the Company may be restricted by, among other things, applicable corporate and other laws and regulations and by the terms of agreements to which such subsidiaries become subject. Although the Indenture limits the ability of such subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, such limitations are subject to a number of significant qualifications. See "Description of the New Notes--Certain Covenants--Limitation on Restrictions on Distributions from Restricted Subsidiaries."

ENVIRONMENTAL REGULATION AND RISKS

         The Company's operations are subject to extensive federal, state and local regulation governing, among other things, emissions to air, discharges to water and waste management. The Company's production facilities require operating permits that are subject to revocation, modification and substantial fines and civil or criminal sanctions for noncompliance. The operation of the Company's manufacturing plant entails risk of adverse environmental and health effects, including exposure to chemical products and by-products. There can be no assurance that material costs or liabilities will not be incurred to rectify any such occurrence. In addition, potentially significant expenditures could be required in order to comply with environmental, health and safety laws and regulations that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, the Company may be required to make additional significant site or operational modifications, potentially involving substantial expenditures or the reduction or suspension of certain operations. See "--Dependence on Single Facility."

         The Southern Nevada Water Authority has detected trace amounts of perchlorate chemicals in Lake Mead and the Las Vegas Wash, bodies of water near the Company's real estate development property in Henderson, Nevada. Lake Mead is a source of drinking water for the City of Las Vegas, neighboring areas and certain areas of metropolitan Southern California. Perchlorate chemicals (including AP) are a potential health concern because they can interfere with the production of a growth hormone by the thyroid gland, although they are not currently included in the list of hazardous substances compiled by the United States Environmental Protection Agency. The Company manufactured AP at a facility on the Henderson site until the facility was destroyed in the May 1988 Incident, described above under "-- Dependence on Single Facility", after which the Company relocated its AP production to its current facilities in Iron County, Utah. Kerr-McGee has for many years operated an AP production facility at a site near the Company's Henderson property. The Water Authority's testing showed concentrations of 8 to 11 parts per billion (ppb) in drinking water. In response to this discovery, the Company has engaged environmental consultants to drill test wells and evaluate ground water and soils at the Henderson site. The results of the Company's tests have shown perchlorate concentrations in the ground water at the Henderson property ranging from 0 to approximately 600,000 ppb at certain wells. It has been reported that levels as high as 3.7 million ppb have been detected at a well at the Kerr-McGee site. The State of California has adopted a standard of 18 ppb for perchlorate levels in drinking water, but there are currently no federal or State of Nevada standards for acceptable levels of perchlorate in ground water or drinking water. The Company is cooperating with State and local agencies, and with Kerr-McGee and other interested firms, in the investigation and evaluation of perchlorate found at its site and of the source or sources of perchlorates in Lake Mead and potential remediation methods. Until these investigations and evaluations have reached appropriate conclusions, it will not be possible for the Company to determine the extent to which, if at all, the Company may be called upon to contribute to or assist with future remediation efforts, or the financial impact, if any, of such contributions or assistance. If and to the extent that the Company is required to expend material amounts, there could be a material adverse effect on the financial condition and results of operations of the Company.

DEPENDENCE UPON KEY PERSONNEL

     The Company's AP manufacturing operations depend upon the skill and experience of key officers and management personnel. The loss of key personnel could have a material adverse effect on the Company.

LACK OF PUBLIC MARKET FOR THE NOTES

     There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their Notes or the price at which such holders may be able to sell their Notes. If such a market were to develop, the Notes could trade at prices that may depend on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has advised the Company that it currently intends to make a market in the Notes. The Initial Purchaser is not obligated to do so, however, and any market-making with respect to the Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Notes, or that an active public market for the Notes will develop. The Company does not intend to apply for listing or quotation of the Notes on any securities exchange or stock market. See "Plan of Distribution".

     Historically, the market for non-investment grade debt has from time to time been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on March 12, 1998 to the Initial Purchaser, which placed the Old Notes with certain institutional investors in reliance on Section 4(2) of, and Rule 144A under, the Securities Act. In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement, pursuant to which the Company agreed to use its best efforts to consummate an offer to exchange the Old Notes for the New Notes pursuant to an effective registration statement on or before August 10, 1998. A copy of the Registration Rights Agreement has been filed as an exhibit to this Registration Statement. Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any Holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder that is an "affiliate" of the Company, within the meaning of Rule 405 under the Securities Act and except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes or who is an affiliate of the Company may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such Holder, (ii) neither the Holder of Old Notes, nor any such other person, has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder, nor any such other person, is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Following the consummation of the Exchange Offer, Holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, the Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount.

     The forms and terms of the New Notes will be identical in all material respects to the forms and terms of the corresponding Old Notes, except that the offer and sale of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. As of the date of this Prospectus, $75.0 million aggregate principal amount of the Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all Holders as of ________, 1998. Holders of Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _____________, 1998 [20 BUSINESS DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER], unless the Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first Nasdaq trading day following the Expiration Date.

     The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if any of the events set forth below under " -- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner that, in its good faith judgment, is advantageous to the Holders of the Old Notes, whether before or after any tender of the Old Notes.

PROCEDURES FOR TENDERING

     The tender to the Company of Old Notes by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal signed by such holder. A Holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes and/or the Old Notes not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other revised documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If the Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery, which may be used by Eligible Institutions for the purposes described in this paragraph, are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in an aggregate principal amount greater than the aggregate principal amount of Old Notes being tendered by such tendering Holder, will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By executing a Letter of Transmittal, each Holder will make to the Company the representations set forth above under the heading " -- Purpose and Effect of the Exchange Offer."

WITHDRAWAL OF TENDERS

     Tenders of Old Notes pursuant to the Exchange Offer are irrevocable, except that Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time on the Expiration Date. Any such notice of withdrawal must specify the Holder named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers and designation of Old Notes to be withdrawn, the principal amount of Old Notes delivered for exchange, a statement that such Holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered Holder of such Old Notes, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Notes in exchange for any properly tendered Old Notes not theretofore accepted and may terminate the Exchange Offer, or, at its option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

     (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer, or

     (b) there shall occur a change in the current interpretation by the staff of the Commission which, in the Company's sole judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes).

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Mail (registered or certified mail recommended):

     United States Trust Company of New York
     P.O. Box 844
     Cooper Station
     New York, New York 10276-0844

By Overnight Courier:

     United States Trust Company of New York
     770 Broadway, 13th Floor
     Corporate Trust Operations Department
     New York, New York 10003

By Hand Delivery:

     United States Trust Company of New York
     111 Broadway
     New York, New York 10006
     Attn: Corporate Trust Services


By Facsimile:     (212) 780-0592 Confirm by Telephone: (800) 548-6565

                  (For Eligible Institutions Only)

FEES AND EXPENSES

         The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

         The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees of the Company, will be paid by the Company.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

         The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange because the exchange of the Old Notes for the New Notes is the completion of the selling process contemplated in the issuance of the Old Notes. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

OTHER

         Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Old Notes in such jurisdiction.

         As a result of the making of the Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture except for any such rights under the Registration Rights Agreement and except that the Old Notes will not be entitled to the contingent increase in interest rate provided for in the Old Notes. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture and the Old Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Notes could be adversely affected.

                                 USE OF PROCEEDS

         The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes, except that the offer and sale of such New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Old Notes surrendered in exchange for New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in the indebtedness of the Company.

         The Company received net proceeds of approximately $72.0 million from the March Offering, of which $39.0 million was used to pay the consideration in connection with the Acquisition, approximately $28.2 million was used to repurchase the Azide Notes and the balance was and will be used for general corporate purposes.

                                MATERIAL CHANGES

THE MARCH OFFERING

         On March 12, 1998, the Company sold $75.0 million principal amount of the Old Notes in the March Offering, consummated the Acquisition and repurchased the Azide Notes. See "Use of Proceeds."

THE KERR-MCGEE ACQUISITION


         On March 12, 1998 (the "Closing Date"), the Company acquired, pursuant to the Purchase Agreement with Kerr-McGee, certain intangible assets related to Kerr-McGee's production of AP (the "Rights") for a purchase price of $39.0 million. Under the Purchase Agreement, the Company acquired an option (the "Option") to purchase all or any portion of the inventory of AP stored at Kerr-McGee's premises on the Closing Date, which is not owned by, or identified to a firm order from, a Kerr-McGee customer (the "Inventory"). The Option is exercisable from time to time within the 12 month period commencing on the Closing Date (the "Option Period"). The Acquisition did not include Kerr-McGee's production facilities (the "Production Facilities") and certain related water and power supply agreements used by Kerr-McGee in the production of AP. Under the Purchase Agreement, Kerr-McGee ceased the production and sale of AP, except under certain limited circumstances described below, and the Production Facilities may continue to be used by Kerr-McGee for production of AP under those circumstances. Under the Purchase Agreement, Kerr-McGee reserved a perpetual, royalty-free, nonexclusive license to use any of the technology forming part of the Rights as may be necessary or useful to use, repair or sell the Production Facilities (the "Reserved License").


         Under the Purchase Agreement, Kerr-McGee reserved the right to sell the Inventory to the extent not purchased by the Company pursuant to the Option, to process and sell certain reclaimed AP that is not suitable for use in solid fuel rocket motors (the "Reclaimed Product"), and to produce and sell AP (i) to fulfill orders scheduled for delivery after the closing, subject to making payments to the Company with respect to such orders, as provided in the Purchase Agreement and (ii) in the event of the Company's inability to meet customer demand or requirements, breach of the Purchase Agreement or termination of the Company's AP business.

         The Purchase Agreement provides that, together with the Reserved License, Kerr-McGee is permitted in its discretion to (i) lease, sell, dismantle, demolish and/or scrap all or any portion of the Production Facilities, (ii) retain the Production Facilities for manufacture of Reclaimed Product and (iii) maintain the Production Facilities in a "standby" or "mothballed" condition so they will be capable of being used to produce AP under the limited circumstances referred to above.

         Under the Purchase Agreement, Kerr-McGee has agreed to indemnify the Company against loss or liability from claims associated with the ownership and use of the Rights prior to consummation of the Acquisition or resulting from any breach of its warranties, representations and covenants. The Company has agreed to indemnify Kerr-McGee against loss and liability from claims associated with the ownership and use of the Rights after consummation of the Acquisition or resulting from any breach of its warranties, representations and covenants. In addition, Kerr-McGee has agreed that it will, at the Company's request, store any inventory as to which the Option is exercised until 90 days after the Option expires, introduce the Company to AP customers that are not currently customers of the Company, and consult with the Company regarding the production and marketing of AP. The Company has agreed that, at Kerr-McGee's request, it will use reasonable efforts to market Reclaimed Product on Kerr-McGee's behalf for up to three years following consummation of the Acquisition.

REPURCHASE OF THE AZIDE NOTES

         The Azide Notes were 11% noncallable subordinated secured term notes, which were issued and sold in February 1992 to finance the design, construction and start-up of the Company's sodium azide facility. A portion of the net proceeds from sale of the Old Notes was applied to repurchase the Azide Notes for approximately

$28.2 million (approximately 113% of the outstanding principal amount thereof). In connection with the repurchase, the Company recognized an extraordinary loss on debt extinguishment of approximately $5.1 million.

                          DESCRIPTION OF THE NEW NOTES

         The Old Notes were issued under the Indenture among the Company, as issuer and United States Trust Company of New York, as Trustee (in such capacity, the "Trustee"). The New Notes will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the offer and sale of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting transfer thereof. Upon the consummation of the Exchange Offer, Holders of Notes will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding.

         The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Notes are subject to all such terms and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary, which describes the material provisions of the Indenture and the Notes, is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes.

         The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

         The Notes are unsecured senior obligations of the Company, limited to $75.0 million aggregate principal amount, and will mature on March 1, 2005. The Notes will bear interest at the rate of 9 1/4 per annum from March 12, 1998, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing September 1, 1998. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

OPTIONAL REDEMPTION

         The Notes will not be redeemable at the option of the Company prior to March 1, 2002. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on March 1 of the years set forth below:

                                                  Redemption
            Period                                  Price
            ------                                  -----
            2002................................    104.625%
            2003................................    102.313
            2004 and thereafter.................    100.000

         In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

         The indebtedness evidenced by the Notes is a senior unsecured obligation of the Company, ranks pari passu in right of payment with all existing and future senior indebtedness of the Company and is senior in right of payment to all future subordinated indebtedness of the Company. As of April 30, 1998, the Company's senior indebtedness outstanding was approximately $76.2 million.

         All of the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including Holders of the Notes. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At April 30, 1998, the total liabilities of the Company's subsidiaries were approximately $3.7 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture. See "--Certain Covenants --Limitation on Indebtedness."

BOOK-ENTRY, DELIVERY AND FORM

         The New Notes will be issued in the form of a global note, in definitive, fully registered form without interest coupons with a global securities legend and restricted securities legend (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations that have accounts with the Depository.

         The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

         So long as the Depository, or its nominee, is the registered Holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Payment of principal of and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and Holder of the Global Note.

         The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

         Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

         Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor Depository is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) an Event of Default has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

SAME-DAY PAYMENT

     The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.


CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

          (ii) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

          (iii)  the  adoption  of  a  plan  relating  to  the   liquidation  or
dissolution of the Company; or

          (iv) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to historical and pro forma income, cash flow and capitalization after giving effect to such Change of Control, if such information is then available to the Company or can be obtained without unreasonable effort or expense); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. The definition of Change of Control includes the sale by the Company of "all or substantially all the assets of the Company" to another person or entity.The definition of Change of Control includes the sale by the Company of "all or substantially all the assets of the Company" to another person or entity. Upon advice of Counsel, the Company believes that such phrase does not have an established meaning under applicable law. Accordingly, were a sale of assets to occur and a dispute to arise as to whether such sale constituted a sale of "all or substantially all the assets of the Company," the Holders or the Trustee on behalf of the Holders might be required to commence an action to resolve such dispute, which could delay substantially any such repurchase.

     Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Liens" and "--Limitation on Sale/Leaseback
Transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the

Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

   The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.5 to 1.

     As of the date of this Prospectus,  the Consolidated Coverage Ratio exceeds
3.5 to 1. Assuming no change in the Company's EBITDA resulting from incurrence of additional Indebtedness, or otherwise, the Company would be able to incur approximately $50.0 million of additional Indebtedness at an interest rate of 9 1/4% per annum (the interest rate on the Notes) before the Consolidated Coverage Ratio would cease to exceed the 2.5 to 1 level set forth in the foregoing paragraph (a).

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness pursuant to the Revolving Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding together with the aggregate principal amount of Indebtedness then outstanding pursuant to clause (8) below does not exceed the greater of $10.0 million or the Borrowing Base;

          (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (ii) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

          (3) the Notes;

          (4)   Indebtedness   outstanding   on  the  Issue  Date   (other  than
     Indebtedness described in clause (1), (2) or (3) of this covenant);

          (5) Indebtedness of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided , however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a);

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

          (7)  Hedging  Obligations   consisting  of  Interest  Rate  Agreements
     directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture; and

          (8) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (7) above or paragraph (a)) does not exceed $5.0 million; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding together with the aggregate principal amount of Indebtedness then outstanding pursuant to clause (1) above does not exceed the greater of $10.0 million or the Borrowing Base.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness;" (3) the Company would have on its balance sheet less than $10.0 million of cash and cash equivalents after giving effect to such Restricted Payment; or (4) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

          (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

          (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

          (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange);

          (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made

     (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and

          (E) 50% of (i) the cash returns on real estate equity investments related to the Real Estate Joint Venture (as indicated on the Company's cash flow statement prepared in accordance with GAAP) during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment less (ii) the increase (if any) in the Company's real estate equity investments related to the Real Estate Joint Venture (as indicated on the Company's income statement prepared in accordance with GAAP) during such period.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

          (i) any acquisition of any Capital Stock of the Company made out of the proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such acquisition of Capital Stock shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (4)(B) of paragraph (a) above;

          (ii)  any  purchase,  repurchase,   redemption,  defeasance  or  other
     acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (iv) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $500,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

          (v) any purchase of the Warrants; provided, however, that (A) the aggregate amount of such purchases shall not exceed $5.0 million and (B) at the time of such purchase and after giving effect thereto the Company would not be prohibited from making a Restricted Payment in the amount of $1.00 pursuant to clause (1), (2) or (3) of paragraph (a) above; provided further, however, that such purchases shall be included in the calculation of the amount of Restricted Payments; or

          (vi) any payment or distribution in the nature of satisfaction of dissenters' rights pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to consolidations, mergers and transfers of all or substantially all the assets of the Company; provided, however, that (A) the aggregate amount of such payments and distributions shall not exceed $500,000 and (B) at the time of such payment or distribution and after giving effect thereto the Company would not be prohibited from making a Restricted Payment in the amount of $1.00 pursuant to clause (1), (2) or (3) of paragraph (a) above; provided further, however, that such payment or distribution shall be included in the calculation of the amount of Restricted Payments.

     Excess Cash Purchase Offer. Within 90 days following the end of each fiscal year, commencing with the fiscal year ending September 30, 1998, the Company shall make an offer to all Holders of Notes (the "Excess Cash Purchase Offer") to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 that may be purchased with 50% of the Excess Cash Flow (the "Excess Cash Offer Amount") in respect of the year then ended, at an offer price equal to 102% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to the date fixed for the closing of such Excess Cash Purchase Offer (the "Excess Cash Offer Price"). The Excess Cash Purchase Offer will be required to remain open for 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. Upon the expiration of such period, the Company will apply the Excess Cash Offer Amount to the purchase of all Notes tendered at the Excess Cash Offer Price. If the aggregate principal amount of Notes tendered pursuant to any such Excess Cash Purchase Offer exceeds the Excess Cash Offer Amount, the Company will be required to purchase Notes on a pro rata basis (subject to minimum denominations) in the manner described in the Indenture. To the extent that the aggregate principal amount of Notes tendered pursuant to any Excess Cash Purchase Offer is less than the Excess Cash Offer Amount with respect thereto, the Company may, subject to the other provisions of the Indenture, use any remaining Excess Cash Flow for general corporate purposes. Notwithstanding the foregoing provisions of this paragraph, the Company shall not be required to make an Excess Cash Purchase Offer or to apply any Excess Cash Flow in accordance with this paragraph unless and until Excess Cash Flow exceeds $1.0 million.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
     (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (iv) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

          (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary (other than in the case of a Permitted Asset Disposition) is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Notes to purchase Notes pursuant to and subject to the conditions contained in the Indenture; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to (x) the acquisition by the Company or any Wholly Owned Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided , however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes pursuant to clause (a)(ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. The Company shall not be required to make such an offer to purchase Notes pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $500,000, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $2.5 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (v) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (vi) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary,
(ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary, (iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition or (iv) to the holders of the Warrants to the extent required by the terms of the Warrants in effect on the Issue Date.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Limitation on Sale/Leaseback Transactions. The Company shall not, and shall
not  permit  any  Restricted   Subsidiary  to,  enter  into  any  Sale/Leaseback
Transaction with respect to any property unless (i) the Company or such

Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "--Limitation on Liens," (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sale of Assets and Subsidiary Stock."

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any
Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and (vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

     SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under "--Certain Covenants-- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "--Certain Covenants" under "--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Excess Cash Purchase Offer" (other than a failure to purchase Notes), "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Limitation on Liens,"
"--Limitation on Sale/Leaseback Transactions" or "--SEC Reports," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $5 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"). However, a default under clauses (iv), (v) and
(viii) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. The Event of Default provisions do not impair the right of a Holder of Notes to institute a suit for enforcement of the payment of principal or interest.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

     Without the consent of any Holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes are issued in registered form and are transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Certain Covenants--Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     United States Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days and apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Trustee may refuse to follow any direction that conflicts with law or the Indenture or, subject to its duties in such capacity, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (w) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (x) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (y) disposition of assets with a fair market value of less than $250,000 and (z) a disposition of real estate in the Gibson Business Park near Las Vegas, Nevada).

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Azide Notes" means the Company's 11% subordinated secured notes originally issued on February 21, 1992, in an original principal amount of $40.0 million.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Borrowing Base" means at any time an amount equal to the sum of (i) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries.

     "Business Day" means each day that is not a Legal Holiday.

     "Capital Expenditures" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Company and its consolidated Subsidiaries during such period.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than
Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (v) extraordinary gains or losses; and

          (vi) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable  for  Indebtedness or Disqualified  Stock or
(iii) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, by such Person at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (x) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and
 "--Certain Covenants--Change of Control" and (y) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company and its consolidated Restricted Subsidiaries, (b) depreciation expense of the Company and its consolidated Restricted Subsidiaries, (c) amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (d) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net

Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Excess Cash Flow" means, for any period, the sum (without duplication) of the following with respect to the Company and its consolidated Subsidiaries:

          (a) the Consolidated Net Income for such period; plus

          (b) the depreciation, amortization and other non-cash charges or losses deducted in determining the Consolidated Net Income for such period; plus

          (c) the amount, if any, by which Net Working Capital decreased during such period; plus

          (d) Net Available Cash from Asset Dispositions received in such period to the extent not included in Consolidated Net Income in such period; plus

          (e) the aggregate principal amount of Capital Lease Obligations and other Indebtedness Incurred during such period to finance Capital Expenditures, to the extent that mandatory principal payments in respect of such Indebtedness would not be excluded from clause (i) below when made; minus

          (f) any non-cash gains included in determining Consolidated Net Income for such period; minus

          (g) the amount, if any, by which Net Working Capital increased during such period; minus

          (h) Capital Expenditures for such period; minus

          (i) the aggregate principal amount of Indebtedness repaid or prepaid by the Company and its consolidated Subsidiaries during such period, excluding (i) Indebtedness in respect of any Revolving Credit Facility,
     (ii) Notes prepaid pursuant to the covenant described under "Certain Covenants--Excess Cash Purchase Offer," (iii) Indebtedness Refinanced with Refinancing Indebtedness and (iv) Indebtedness referred to in clauses (7) and (8) of paragraph (b) of the covenant described under "Certain Covenants--Limitation on Indebtedness;" minus

          (j)  the  aggregate  cash  used  by the  Company  and  its  Restricted
     Subsidiaries to acquire Additional Assets and not otherwise included in clause (h) above.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the
American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non interest-bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness"   means,   with  respect  to  any  Person  on  any  date  of
determination (without duplication):

          (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (vi) all  obligations  of the type  referred to in clauses (i) through
     (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (vii) all  obligations  of the type referred to in clauses (i) through
     (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

          (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted
Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition and
(iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with

GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds" means with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Working Capital" means, at any date, (a) the consolidated current assets of the Company and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Company and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

     "Permitted Asset Disposition" means any Asset Disposition of all or any part of the Company's Halotron business or environmental protection equipment business.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock;" (ix) Investments existing on the Issue Date; (x) a joint venture of which the Company or any Wholly Owned Subsidiary owns at least 50% of the economic and voting interest; provided, however, that (A) such Investment consists solely of a capital contribution of real property at the Gibson Business Park near Las Vegas, Nevada, (B) the constitutive documents of such joint venture prohibit it from having outstanding at any time Indebtedness in excess of $5.0 million and
(C) at the time of the Investment, the Consolidated Coverage Ratio exceeds 2.0 to 1; and (xi) Investments in the Real Estate Joint Venture other than capital contributions of real property made prior to the Issue Date; provided, however, that the aggregate amount of all such Investments pursuant to this clause (xi) shall not exceed $4.1 million (including any such Investments existing on the Issue Date).

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such

Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for taxes, assessments, government charges and claims, in each case not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens on inventory, receivables and proceeds thereof to secure Indebtedness permitted under the provisions described in clause (b)(1) under "--Certain Covenants--Limitation on Indebtedness;" (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging
Obligations; and (m) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (h), (i) or
(j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f),
(i) or (j) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "--Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock." For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Real Estate Joint Venture" means the Company's joint venture existing on the Issue Date in connection with the Ventana Canyon residential project.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such
Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses (not including the real estate business) of the Company and the Restricted Subsidiaries on the Issue Date.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means any revolving credit facility available to the Company from time to time.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following:

          (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

          (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

          (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

          (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants-- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Warrants" means the Company's warrants outstanding on the Issue Date originally issued to purchasers of the Azide Notes.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is the opinion of Olshan Grundman Frome & Rosenzweig LLP, tax counsel to the Company, subject to the limitations set forth herein, on the material U.S. Federal income tax consequences of the exchange of Old Notes for New Notes pursuant to the Exchange Offer. This discussion assumes that a holder of Notes will hold such Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not deal with all U.S. Federal income tax consequences that may be relevant to particular investors in light of their personal investment circumstances, including persons holding Notes as part of a conversion or constructive sale transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, nor does it discuss U.S. Federal income tax consequences applicable to certain types of investors subject to special treatment under U.S. Federal income tax laws, including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign persons, including foreign corporations, partnerships and individuals. In addition, this discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor.

     This discussion is based upon current provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service ("IRS") and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The Company has not and will not seek any rulings or opinions from the IRS with respect to the matters discussed herein, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not constitute a taxable event for U.S. Federal income tax purposes. As a result, (i) a Holder of Old Notes will not recognize taxable gain or loss as a result of the exchange of Old Notes for New Notes pursuant to the Exchange Offer, (ii) the holding period of the New Notes will include the holding period of the Old Notes surrendered in exchange therefor and (iii) a Holder's adjusted tax basis in the New Notes will be the same as such Holder's adjusted tax basis in the Old Notes immediately prior to the surrender of such Old Notes pursuant to the Exchange Offer.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH TAX LAWS.

                              PLAN OF DISTRIBUTION

     Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes when such Old Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of such New Notes. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The Initial Purchaser has indicated to the Company that it intends to effect offers and sales of the New Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale, but is not obligated to do so and such market-making activities may be discontinued at any time. The Initial Purchaser may act as principal or agent in such transactions. There can be no assurance that an active market for the New Notes will develop.

                                  LEGAL MATTERS

     Certain legal matters with respect to the issuance and sale of the Notes offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Victor M. Rosenzweig, a member of Olshan Grundman Frome & Rosenzweig LLP, is a Director of the Company and holds 1,400 shares and options to purchase an additional 15,000 shares of the Company's Common Stock.

                                     EXPERTS

     The consolidated financial statements of American Pacific and its Subsidiaries incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1997 and financial statements of Gibson Ranch Limited Liability Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K as amended by Form 10-K/A for the year ended September 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The General Corporation Law of the State of Delaware (the "DGCL") permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations. Pursuant to the DGCL, the Company has included provisions in its Restated Certificate of Incorporation, as amended, (A) to provide that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL and any other laws of Delaware as from time to time in effect and (B) to limit the personal liability of a director to the Company for monetary damages for breach of fiduciary duty as a director; except that liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

         The Company's by-laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or an agent of the Company or is or was serving at the request of the Company as a director, officer,
employee  or  agent  of  (or  in  any  other  capacity)   another   corporation,
partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the extent and in the manner substantially the same as set forth in and permitted by the DGCL. Such right of indemnification is not to be deemed exclusive of any other rights to which such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of each such person.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following is a complete list of Exhibits filed as a part of this Registration Statement:

         *1 Purchase Agreement dated March 6, 1998, by and between the Company and the Initial Purchaser.

         *4.1 Indenture dated as of March 1, 1998, by and between the Company and United States Trust Company of New York.

         *5       Opinion of Olshan Grundman Frome & Rosenzweig LLP.

         *8       Opinion of Olshan Grundman Frome & Rosenzweig LLP (included in
                  Exhibit 5 to this Registration Statement).

         **12     Computation of ratio of earnings to fixed charges.

         **23.1   Consent of Deloitte & Touche LLP.

         *23.2    Consent of Olshan Grundman Frome & Rosenzweig LLP (included in
                  Exhibit 5 to this Registration Statement).

         *25      Statement of eligibility of trustee.

         *99.1 Registration Rights Agreement dated March 12, 1998, by and between the Company and the Initial Purchaser.

         *99.2 Form of Letter of Transmittal for Tender of outstanding 9 1/4% Senior Notes Due 2005 in exchange for 9 1/4% Senior Notes Due 2005 of the Company.

         *99.3 Form of Tender for outstanding 9 1/4% Senior Notes Due 2005 in exchange for 9 1/4% Senior Notes Due 2005 of the Company.

         *99.4 Form of Instruction to Registered Holder from Beneficial Owner of 9 1/4% Senior Unsecured Notes due 2005 of the Company.

         *99.5 Form of Notice of Guaranteed Delivery for outstanding 9 1/4% Senior Notes Due 2005 in exchange for 9 1/4% Senior Notes Due 2005 of the Company.

-------------------
*        Previously filed
**       Filed herewith.

ITEM 22. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


183970.11
                                                       II-2

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

183970.11
                                                       II-3

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, American Pacific Corporation has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 21, 1998.


                                       AMERICAN PACIFIC CORPORATION


                                       By: /S JOHN R. GIBSON
                                           -------------------------------------
                                           John R. Gibson
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on July 21, 1998.

         SIGNATURE                                TITLE

       /S JOHN R. GIBSON
------------------------------    President, Chief Executive Officer (Principal
      (John R. Gibson)            Executive Officer) and Director


        /S DAVID N. KEYS
------------------------------    Executive Vice President, Chief Financial
       (David N. Keys)            Officer (Principal Financial and Principal
                                  Accounting Officer), Treasurer,Secretary and
                                  Director

      *
------------------------------
    (Fred D. Gibson, Jr.)         Director

      *
------------------------------
     (Eugene A. Cafiero)          Director

      *
------------------------------
     (Thomas A. Turner)           Director

      *
------------------------------
        (Jan H. Loeb)             Director

      *
------------------------------
      (Norval F. Pohl)            Director

      *
------------------------------
      (C. Keith Rooker)           Director

      *
------------------------------
     (Jane L. Williams)                           Director

      *
------------------------------
     (Berlyn D. Miller)                           Director

      *
------------------------------
   (Victor M. Rosenzweig)                         Director

     *
------------------------------
      (Dean M. Willard)                           Director



*By: S/ JOHN R. GIBSON
     ---------------------
     John R. Gibson,
     Attorney-in-Fact

                                  EXHIBIT INDEX

         *1 Purchase Agreement dated March 6, 1998, by and between the Company and the Initial Purchaser.

         *4.1 Indenture dated as of March 1, 1998, by and between the Company and United States Trust Company of New York.

         *5       Opinion of Olshan Grundman Frome & Rosenzweig LLP.

         *8       Opinion of Olshan Grundman Frome & Rosenzweig LLP (included in
                  Exhibit 5 to this Registration Statement).

         **12     Computation of ratio of earnings to fixed charges.

         **23.1   Consent of Deloitte & Touche LLP.

         *23.2    Consent of Olshan Grundman Frome & Rosenzweig LLP (included in
                  Exhibit 5 to this Registration Statement).

         *25      Statement of eligibility of trustee.

         *99.1 Registration Rights Agreement dated March 12, 1998, by and between the Company and the Initial Purchaser.

         *99.2 Form of Letter of Transmittal for Tender of outstanding 9 1/4% Senior Notes Due 2005 in exchange for 9 1/4% Senior Notes Due 2005 of the Company.

         *99.3 Form of Tender for outstanding 9 1/4% Senior Notes Due 2005 in exchange for 9 1/4% Senior Notes Due 2005 of the Company.

         *99.4 Form of Instruction to Registered Holder from Beneficial Owner of 9 1/4% Senior Unsecured Notes due 2005 of the Company.

         *99.5 Form of Notice of Guaranteed Delivery for outstanding 9 1/4% Senior Notes Due 2005 in exchange for 9 1/4% Senior Notes Due 2005 of the Company.


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*        Previously filed.
**       Filed herewith.